ex 5.1
May 18, 2022

BioRestorative Therapies, Inc.
40 Marcus Drive, Suite One
Melville, New York  11747

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,856,938 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) (the “Shares”). All of the Shares are being registered for resale on behalf of the selling securityholders named in the Registration Statement (the “Selling Securityholders”).  The Shares are issuable to the Selling Securityholders pursuant to the exercise of Common Stock Purchase Warrants (the “Warrants”) issued to them by the Company. This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, as promulgated by the Commission.

In connection with this opinion, we have examined the following documents: (i) the Certificate of Incorporation and the By-Laws of the Company, each as amended to date, (ii) the Registration Statement and (iii) minutes of meetings and unanimous written consents of the Board of Directors of the Company and committees thereof. We have also examined such other instruments and documents as we deemed relevant under the cir-cumstances.

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors and committees thereof of all minutes of such proceedings.  We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares to be sold by the Selling Securityholders pursuant to the Registration Statement, when issued in accordance with the terms of the Warrants, will have been validly authorized and issued, and will be fully paid and nonassessable shares of Common Stock.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

/s/ Certilman Balin Adler & Hyman, LLP